As filed with the Securities and Exchange Commission on October 31, 1996

                                                      Registration No. 333-11355

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                 MITY-LITE, INC.
             (Exact name of registrant as specified in its charter)

           Utah                                            87-0448892
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

          1301 West 400 North
               Orem, Utah                                     84057
(Address of Principal Executive Offices)                    (Zip Code)



                    MITY-LITE, INC. EMPLOYEE RETIREMENT PLAN
                     MITY-LITE, INC. 1990 STOCK OPTION PLAN
                            (Full title of the plans)



                                         Copies to:
Gregory L. Wilson, President             Nolan S. Taylor, Esq.
Mity-Lite, Inc.                          Thomas R. Taylor, Esq.
1301 West 400 North                      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
Orem, Utah  84057                        136 South Main Street
Telephone:  (801) 224-0589               1000 Kearns Building
(Name, address, including zip code,      Salt Lake City, Utah  84101-1685
and telephone number, including area     Telephone:  (801) 320-6700
code, of agent for service)


                           Exhibit Index is on page 16
                                  Page 1 of 21



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information called for in Part I of Form S-8 will be provided to participants in the Mity-Lite, Inc. Employee Retirement Plan and the Mity-Lite, Inc. 1990 Stock Option Plan (collectively, the "Plans"), adopted by Mity-Lite, Inc. (the "Company"). Such information is not being filed with or included in this Registration Statement in accordance with the Rules and Regulations of the Securities and Exchange Commission (the "Commission"). There is also included as Part I of this Registration Statement a reoffer prospectus relating to the reoffer and resale of certain shares of the Company's Common Stock, previously acquired under the Plan or which may be acquired by an affiliate of the Company in the future, as permitted by General Instruction C under Form S-8.


PROSPECTUS

                                 MITY-LITE, INC.

                                435,971 Shares of
                                  Common Stock,
                            $0.01 par value per share
                            -------------------------

      This Prospectus relates to the periodic offer and sale by each of the Selling Shareholders named herein (collectively, the "Selling Shareholders") of up to an aggregate of 435,971 shares (collectively, the "Shares") of the Common Stock, $0.01 par value per share (the "Common Stock"), of Mity-Lite, Inc., a Utah corporation (the "Company"). Certain of the Shares have previously been acquired by nonaffiliates of the Company pursuant to the 1990 Stock Option Plan and certain of the Shares have previously been or may be acquired by certain officers or directors of the Company who may be deemed affiliates of the Company pursuant to the Mity-Lite, Inc. Employee Retirement Plan or the Mity-Lite, Inc. 1990 Stock Option Plan (collectively, the "Plans"). See "Plan of Distribution."

      The Selling Shareholders may offer the Shares from time to time to purchasers directly or through underwriters, dealers or agents. The Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

      The Company's Common Stock, including the Shares, is listed on the Nasdaq National Market under the symbol "MITY." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds." The address of the principal executive offices of the Company is 1301 West 400 North, Orem, Utah 84057, and its telephone number at that address is
(801) 224-0589.

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED PRIOR TO PURCHASING ANY OF THE SHARES.

                              --------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------

      No person or entity has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person or entity. All information contained herein is as of the date of this Prospectus except as otherwise indicated. Neither the delivery of this Prospectus, nor any sale, distribution or resale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the Company or in the facts herein set forth since the date hereof or since the date otherwise indicated.



                The date of this Prospectus is October 31, 1996.




                                TABLE OF CONTENTS
                                                                          PAGE

Available Information........................................................3

Documents Incorporated by Reference..........................................3

The Company..................................................................4

Risk Factors.................................................................4

Use of Proceeds..............................................................8

Selling Shareholders.........................................................8

Plan of Distribution........................................................11

Description of Securities to be Registered..................................11

Experts.....................................................................11

Legal Matters...............................................................11


                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates.

      The Company has filed with the Commission a registration statement on Form S-8 (together with all amendments and Exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an Exhibit to the Registration Statement, reference is hereby made to the Exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

      2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1996.

      3. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1996.

      4. The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

      5. The Company's 1996 Annual Report to Shareholders.

      All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Bradley T. Nielson, Chief Financial Officer, Mity-Lite, Inc., 1301 West 400 North, Orem, Utah 84057, telephone number (801) 224-0589.


                                   THE COMPANY

      The Company designs, manufactures and markets a variety of lightweight, durable, folding leg tables and related products used in multi-purpose rooms of educational, recreational, hotel and hospitality, government, office, health care, religious and other public assembly facilities. The Company has successfully applied engineering grade plastics and advanced, high technology manufacturing methods to produce tables that weigh significantly less and are more durable than competing plywood and particle board tables. In addition, the Company currently markets five lines of stacking chairs, the MityTuff(TM), the MityStack(TM), the MityFlex(TM), the MityDeluxe(TM), and the Mity-Lite 900 Series(TM). The MityTuff(TM), MityStack(TM), and Mity-Lite 900 Series(TM) chairs are distributed by the Company under original equipment manufacturer (OEM) arrangements with the chair manufacturers. Portions of the MityFlex(TM) and the MityDeluxe(TM) chairs are manufactured by the Company and it performs final assembly on these two chair lines. Unlike its competitors, the Company primarily markets its products directly to end users through its in-house staff of sales and customer service personnel. This marketing strategy has enabled the Company to reduce selling costs while maintaining direct contact with its customers. The Company markets its products throughout the United States and in a number of foreign countries.

                                  RISK FACTORS

      In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before acquiring any of the Shares of the Company's Common Stock being offered hereby. The order in which the following risk factors are presented is not indicative of the magnitude of the risk disclosed.

Competition

      The markets in which the Company participates are highly competitive. In the future, the Company expects increased competition from the Company's existing competitors as well as from other companies which may enter the markets served by the Company. Only certain elements of the Company's table products are patented so the unpatented elements could be reverse engineered and duplicated by competitors who are able to develop the manufacturing equipment and processes to do so. Many of the Company's competitors have greater name recognition and greater financial, personnel, manufacturing and marketing resources than the Company. The Company believes that competition for multi-purpose room furniture products is generally based on product quality and characteristics, service and price. The Company's table products are more expensive than table products sold by the Company's competitors in the same markets. However, the Company believes that it has been able to compete in such markets and increase its market share by emphasizing the quality and performance of its table products as compared to its competitors' table products. Introduction of similar products by low cost producers would put price and margin pressure on the Company. The Company's continued success will depend upon, among other things, its ability to continue to manufacture and market high quality, high performance tables and other multi-purpose room furniture products at prices competitive in the markets served by the Company.

Product Line Expansion Strategies; Entry Into New Markets

     The Company's expansion of its current product lines is contingent, among other things, upon the Company's ability to develop and/or acquire additional lines of complementary multi-purpose room furniture which can be purchased or manufactured in a cost efficient manner and sold at competitive prices in the Company's markets. The Company currently has no commitments, agreements or understandings with respect to any acquisitions of product lines or of companies with complementary products or businesses. The Company to date has and will continue to acquire or develop in-house several lines of chairs. The Company is not in a position to project whether it will be able to develop or acquire chair lines which can be sold profitably and can meet the Company's quality standards. Although the Company has successfully penetrated the lightweight, folding leg table market, and while the Company believes that a number of complementary product lines can be sold into the Company's existing markets, no assurances are or can be made that the Company's experience in the folding leg table market will be repeated in markets for new product lines. Furthermore, the Company anticipates the development or acquisition of new product lines and the penetration of new markets will require a substantial commitment of management's time and the Company's resources.

      The Company's ability to manufacture other product lines depends on, among other things, the timely expansion of its current facility or construction of additional manufacturing facilities on the property currently leased by the Company. The Company's ability to increase penetration of the domestic table market depends in part on the Company's ability to expand its in-house sales and customer service staff and locate and hire qualified personnel. No assurances can be or are made that the Company's expansion strategies will be successful.

Dependence on Management

      The Company is dependent on the efforts and abilities of certain of its senior management, particularly Gregory L. Wilson, the Company's Chairman, President, and Chief Executive Officer. Mr. Wilson is employed under a five-year employment contract expiring in May 1998. The Company maintains a $1,000,000 "key-man" life insurance policy on Mr. Wilson. The loss of any of the Company's key executives could have a material adverse effect on the Company and its operations and prospects, although the loss of Mr. Wilson would have a more significant adverse effect on the Company.

Dependence on Major Customer

      Approximately 6% of the Company's net sales for the six months ended September 30, 1996 were generated from sales to The Church of Jesus Christ of Latter-day Saints. Sales to this same customer totaled approximately 8% and 7% of the Company's net sales for the fiscal year ended March 31, 1995 and 1996, respectively. The Company currently has a one year bulk table purchase contract with this customer. This contract is subject to annual renewal upon agreement of the Company and the customer. The Company has manufactured and sold tables to this customer since the Company's inception. Loss of this customer could have a material adverse effect on the Company's profitability.

Proprietary Rights

       The Company has been granted two utility patents relating to the construction of its table tops. The Company has chosen not to apply for international patent protection for these two concepts. The Company's success and future revenue growth will depend, in part, upon its ability to protect its trade secrets. The Company relies on trade secret law and non-disclosure agreements to protect its unpatented and proprietary know-how. There can be no assurance that such measures will provide meaningful protection for the Company's trade secrets or other proprietary information. Moreover, in the absence of further patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent products and manufacturing processes. The Company will endeavor to keep its products and processes and the results of its research and development program proprietary, but it may not be able to prevent others from using some or all of such information or technology without compensation to the Company. The Company licenses the trade name "Mity-Lite" from a third-party under a five-year license agreement that is renewable indefinitely at the option of the Company. The termination of this tradename license and the loss of the use of the "Mity-Lite" name could have a material adverse impact on the Company and its business. Because the Company's license for the tradename "Mity-Lite" is non-exclusive, it is possible that others could obtain a license to use the tradename "Mity-Lite." Use of the tradename "Mity-Lite" by others in connection with the manufacturing and sale of tables or other multi-purpose room furniture in the same markets in which the Company participates could potentially cause confusion among customers. If the name were used by others in connection with inferior products or services, it is possible that the Company could suffer the loss of goodwill associated with its tradename "Mity-Lite." The Company claims common law trademark rights in the trademarks MityTuff(TM), MityStack(TM), MityFlex(TM), MityDeluxe(TM) and Mity-Lite 900 Series(TM). The Company does not own patents rights on any of these chairs.

Raw Material Prices and Sources

      Both the plastic used in the Company's products and the tubing used in the legs are manufactured according to Company specifications. The Company intends to operate without substantial inventory levels of raw materials by depending on certain key suppliers to provide raw materials on a "just-in-time" basis. The Company has no raw material supply contracts. The Company believes that necessary materials are generally available from alternate suppliers. However, any shortages or significant interruptions in the delivery of raw materials could have a material adverse effect on the Company's production schedule and operations. Price increases for raw materials used in the Company's products would put pressure on the Company's profit margins if the Company were unable to pass such price increases through to customers.

Warranty Service Costs

      The Company's tables come with a five year warranty covering materials and workmanship. The Company's warranty service costs for fiscal years ended March 31, 1994, 1995, and 1996 totaled 1.2% of net sales or $119,000, 0.5% of net sales or $60,000 and 0.9% of net sales or $145,000, respectively. The Company intends to continue to offer warranties covering materials and workmanship on its table and chair products and anticipates providing a warranty covering materials and workmanship for all complementary product lines developed or acquired by the Company. While the Company has implemented improved quality control measures that it expects will reduce warranty claims, it is possible that warranty servicing costs will increase in future periods. Furthermore, the Company is not in a position to anticipate the additional warranty service costs that may be incurred as a result of the Company's expansion into complementary product lines.

Future Variations in Operating Results

      The Company's short-term profitability could be adversely affected by its decision to develop or acquire complementary product lines, hire additional sales staff, implement changes to the Company's sales compensation program and implement a new management information system. Various factors, including timing of new product introductions and the cost of penetrating new markets and changes in product mix, may have an adverse effect on the Company's results of operations. While the Company believes that the addition of new product lines will increase the Company's long term profitability, there can be no assurance that the Company will continue to experience profitability at historical rates. The success of the Company's new sales incentive program may have a material effect on the Company's results of operations. However, no assurances can be or are made that the Company's new sales incentive program will be successful. No assurances can be or are made that the Company will not experience temporary fluctuations in operations as the new management information system is implemented. While the Company has not experienced substantial negative variations in quarterly operating results during the fiscal years ended March 31, 1995 and 1996, no assurances can be or are made that the Company will not experience such quarterly variations in the future.

New Sales Incentive Program

       The Company is in the process of implementing a new sales incentive program for compensating its sales and customer service personnel. The new system provides for base salaries, commissions, and bonuses tied to individual, team, and Company performance. In addition, the new program assigns leads based on the ability to process those leads and market segments. The Company's previous sales incentive program compensated sales and customer service personnel on a commission bases for sales in their assigned territory.

Regulation and Environmental Considerations

      The Company is subject to various local, state and federal laws and regulations including, without limitation, regulations promulgated by federal and state environmental, health and labor agencies. Historically, regulatory compliance has not had a material adverse effect on the Company's sales or operations. However, changes in the laws and regulations governing the Company's business may impose an increased financial burden upon the Company which could adversely affect the Company's business or operations. Actions by federal, state and local governments concerning environmental or other matters could result in regulations that could increase the cost of producing the products manufactured and sold by the Company. Certain of the Company's operations are subject to federal, state and local laws and environmental regulations that impose limitations on the discharge of pollutants into the air. The Company believes that it is in compliance with applicable air quality laws and regulations. While the Company has not had to make significant capital expenditures for environmental compliance, the Company cannot predict with any certainty its future capital expenditure requirements relating to environmental compliance because of continually changing compliance standards and technology. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future.

Forward-Looking Statements

       All forward-looking statements contained herein are deemed by the Company to be covered by and to qualify for the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Investors and prospective investors in the Company should understand that several factors govern whether any forward-looking statements contained herein will be or can be achieved. Any one of those factors could cause actual results to differ materially from those projected herein. These forward-looking statements include plans and objectives of management for future operations, including plans and objectives for products, marketing, customers, product line expansions, enhancements to its manufacturing process, and potential acquisitions. The forward- looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions, among others, that the Company a) will be able to successfully increase its share of the table market, introduce new product lines to existing customers, market products directly to end users, enter new markets, and continue enhancing its manufacturing process, b) will continue to manufacture and market at current margins high quality, high performance products at competitive prices, c) will continue to sell products to The Church of Jesus Christ of Latter-day Saints, d) can continue to source acceptable raw materials at current prices, e) will continue to experience current levels of warranty service costs, and f) will successfully implement its new sales incentive program and management information system. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, there is and can be no assurance that the results contemplated in any such forward-looking statement will be realized. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revision. The impact of actual experience and business developments may cause the Company to alter its marketing, capital expenditure plans or other budgets, which may in turn affect the Company's result of operations. In light of the significant uncertainties inherent in the forward- looking statement included herein, the inclusion of any such statement should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

Control by Existing Stockholders

      Approximately 65% of the outstanding shares of Common Stock are beneficially owned by current directors and executive officers of the Company. As a result, the current directors and officers of the Company are in a position to elect at least a majority of the Board of Directors of the Company, to dissolve, merge or sell the assets of the Company and, generally, to direct the affairs of the Company.

Unissued Preferred Stock; Possible Anti-Takeover Effect; Control Shares Acquisition

     The Board of Directors without further action by the holders of Common Stock, may issue up to 3,000,000 shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly unissued series of Preferred Stock. No shares of Preferred Stock presently are outstanding, and the Company currently has no plans to issue shares of Preferred Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action, and may dilute the interests of the holders of Common Stock. The Utah Control Shares Acquisition Act applies to the Company. This law mandates that whenever a person either directly or indirectly, or alone or as part of a group, acquires shares that result in ownership of more than one-fifth, one-third or a majority of the voting power os the Company, the shares acquired may not vote unless such acquisition was approved by the stockholders. The Company has not elected in its Articles of Incorporation or Bylaws to not have the Utah Control Shares Acquisition Act apply to the Company. Consequently, the Control Shares Acquisition Act will apply to the Company and may have the effect of discouraging a change in control of the Company without the stockholders' consent.


                                 USE OF PROCEEDS

      Each Selling Shareholder will receive all of the net proceeds from the sale of the Shares owned by such Selling Shareholder and offered hereby. The Company will not receive any of the proceeds from the sale of such Shares.


                              SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock by each of the Selling Shareholders as of October 21, 1996. Unless otherwise indicated, the Company believes that each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable and the information set forth in the footnotes to the table below.


================================================================================
                                Current         Number of Shares    Number of
                             Position With         Beneficially   Shares Being
      Name                   the Company             Owned(1)        Offered
================================================================================
Leon Allen(2)           International sales           8,662           8,662
--------------------------------------------------------------------------------
Brent Bonham(3)         Vice President,              70,580          70,580
                        Research and
                        Development
--------------------------------------------------------------------------------
Robert Call(4)          Safety & compliance           3,661           3,661
--------------------------------------------------------------------------------
Reid Cecil(5)           Production planning           4,584           4,584
--------------------------------------------------------------------------------
LaRee Finch(6)          Sales                         6,975           6,975
--------------------------------------------------------------------------------
Daniel Garbe(7)         Production engineering        1,862           1,862
--------------------------------------------------------------------------------
P.K. Haws(8)            Production                    1,891           1,891
--------------------------------------------------------------------------------
David Heap(9)           Sales                        11,751          11,751
--------------------------------------------------------------------------------
Janel Hood(10)          Not with Company                374             374
--------------------------------------------------------------------------------
Candice Johnson(11)     Accounting                      750             750
--------------------------------------------------------------------------------
Douglas Johnson(12)     Treasurer                    18,462          18,462
--------------------------------------------------------------------------------
Fern Law(13)            Regional sales                9,074           9,074
--------------------------------------------------------------------------------
Kenneth Law(14)         Vice President,              57,454          57,454
                        Manufacturing
--------------------------------------------------------------------------------
David Laws(15)          Total quality                 4,500           4,500
                        management
--------------------------------------------------------------------------------
John Minert(16)         Sales                         6,875           6,875
--------------------------------------------------------------------------------
Kevin Nicol(17)         Production Manager            3,661           3,661
--------------------------------------------------------------------------------
Bradley T. Nielson(18)  Chief Financial Officer      65,000          65,000
--------------------------------------------------------------------------------
Stanley Pool(19)        Vice President, Sales       143,440         143,440
                        and Marketing
--------------------------------------------------------------------------------
George Sagen(20)        Management                    4,747           4,747
                        information systems
--------------------------------------------------------------------------------
Dale Spendlove(21)      Production engineering        5,492           5,492
--------------------------------------------------------------------------------
Kevin Stoker(22)        Sales                         3,750           3,750
--------------------------------------------------------------------------------
Kent Vaughn(23)         Facilities                    2,426           2,426
================================================================================

(1) Includes securities that have resulted from the exercise of stock options granted under the provisions of the Plans and are currently being held and securities that can be acquired by such person upon the exercise of options.

(2) Includes 915 shares obtained from the exercise of stock options, 1,831 shares Mr. Allen had the right to acquire within 60 days following October 21, 1996, and 5,916 shares that can be issued to Mr. Allen from the exercise of unvested options. These unvested options will vest over various periods through January 1999. Excludes 3,662 shares owned individually by Mr. Allen's wife, Karen Allen.

(3) Includes 40,053 shares Mr. Bonham had the right to acquire within 60 days following October 21, 1996, and 30,527 shares that can be issued to Mr. Bonham from the exercise of unvested options. These unvested options will vest in March 1997.

(4) Includes 822 shares obtained from the exercise of stock options, 1,990 shares Mr. Call had the right to acquire within 60 days following October 21, 1996, and 849 shares that can be issued to Mr. Call from the exercise of unvested options. These unvested options will vest over various periods through December 1997.

(5) Includes 844 shares obtained from the exercise of stock options, 1,599 shares Mr. Cecil had the right to acquire within 60 days following October 21, 1996, and 2,141 shares that can be issued to Mr. Cecil from the exercise of unvested options. These unvested options will vest over various periods through March 1999.

(6) Includes 1,037 shares obtained from the exercise of stock options, 469 shares Ms. Finch had the right to acquire within 60 days following October 21, 1996, and 5,469 shares that can be issued to Ms. Finch from the exercise of unvested options. These unvested options will vest over various periods through January 1999.

(7) Includes 31 shares obtained from the exercise of stock options, 1,373 shares Mr. Garbe had the right to acquire within 60 days following October 21, 1996, and 458 shares that can be issued to Mr. Garbe from the exercise of unvested options. These unvested options will vest in December 1997.

(8) Includes 150 shares obtained from the exercise of stock options, 916 shares Mr. Haws had the right to acquire within 60 days following October 21, 1996, and 825 shares that can be issued to Mr. Haws from the exercise of unvested options. These unvested options will vest over various periods through December 1997.

(9) Includes 3,375 shares obtained from the exercise of stock options, 688 shares Mr. Heap had the right to acquire within 60 days following October 21, 1996, and 7,688 shares that can be issued to Mr. Heap from the exercise of unvested options. These unvested options will vest over various periods through January 1999.

(10) Includes 374 shares obtained from the exercise of stock options.

(11) Includes 500 shares Ms. Johnson had the right to acquire within 60 days following October 21, 1996, and 250 shares that can be issued to Ms. Johnson from the exercise of unvested options. These unvested options will vest in July 1997.

(12) Includes 1,631 shares obtained from the exercise of stock options, 11,373 shares Mr. Johnson had the right to acquire within 60 days following October 21, 1996, and 5,458 shares that can be issued to Mr. Johnson from the exercise of unvested options. These unvested options will vest over various periods through December 1997. Excludes 250 shares owned individually by Mr. Johnson's wife, Cheryl Johnson, 753 shares held by Mr. Johnson as custodian for the Johnson children, and 9,937 shares owned jointly by Mr. Johnson and his wife.

(13) Includes 8,198 shares obtained from the exercise of stock options, 438 shares Ms. Law had the right to acquire within 60 days following October 21, 1996, and 438 shares that can be issued to Ms. Law from the exercise of unvested options. These unvested options will vest in December 1997. Ms. Law is the spouse of Kenneth Law, Vice President of Manufacturing.

(14) Includes 9,987 shares obtained from the exercise of stock options, 34,133 shares Mr. Law had the right to acquire within 60 days following October 21, 1996, and 13,334 shares that can be issued to Mr. Law from the exercise of unvested options. These unvested options will vest over various periods through September 1998. Excludes 300 shares owned individually by Mr. Law.

(15) Includes 500 shares Mr. Laws had the right to acquire within 60 days following October 21, 1996, and 4,000 shares that can be issued to Mr. Laws from the exercise of unvested options. These unvested options will vest over various periods through January 1999.

(16) Includes 937 shares obtained from the exercise of stock options, 469 shares Mr. Minert had the right to acquire within 60 days following October 21, 1996, and 5,469 shares that can be issued to Mr. Minert from the exercise of unvested options. These unvested options will vest over various periods through January 1999.

(17) Includes 548 shares obtained from the exercise of stock options, 2,264 shares Mr. Nicol had the right to acquire within 60 days following October 21, 1996, and 849 shares that can be issued to Mr. Nicol from the exercise of unvested options. These unvested options will vest over various periods through December 1997.

(18) Includes 1,000 shares obtained from the exercise of stock options, 29,000 shares Mr. Nielson had the right to acquire within 60 days following October 21, 1996, and 35,000 shares that can be issued to Mr. Nielson from the exercise of unvested options. These unvested options will vest over various periods through January 1999. Excludes 1,200 shares owned individually by Mr. Nielson.

(19) Includes 106,818 shares obtained from the exercise of stock options and 36,622 shares Mr. Pool had the right to acquire within 60 days following October 21, 1996. Excludes 400 shares held by Mr. Pool as custodian for the Pool children.

(20) Includes 2,831 shares Mr. Sagen had the right to acquire within 60 days following October 21, 1996, and 1,916 shares that can be issued to Mr. Sagen from the exercise of unvested options. These unvested options will vest over various periods through March 1998.

(21) Includes 4,576 shares obtained from the exercise of stock options, 458 shares Mr. Spendlove had the right to acquire within 60 days following October 21, 1996, and 458 shares that can be issued to Mr. Spendlove from the exercise of unvested options. These unvested options will vest in December 1997.

(22) Includes 187 shares obtained from the exercise of stock options, 375 shares Mr. Stoker had the right to acquire within 60 days following October 21, 1996, and 3,188 shares that can be issued to Mr. Stoker from the exercise of unvested options. These unvested options will vest over various periods through January 1999.

(23) Includes 1,556 shares Mr. Vaughn had the right to acquire within 60 days following October 21, 1996, and 870 shares that can be issued to Mr. Vaughn from the exercise of unvested options. These unvested options will vest over various periods through December 1997.


                              PLAN OF DISTRIBUTION

      The Shares are being offered by the Selling Shareholders either acting as principals for their own accounts or through broker-dealer firms. Any such transactions may be effected at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such broker-dealers may receive compensation in the from of discounts, concessions and commissions from the Selling Shareholders for whom they may act as agent in such transactions. The Selling Shareholders will bear all discounts, concessions and commissions incurred by them in the sale of the Shares. The Selling Shareholders and any broker-dealers that participate in the distribution of Shares offered hereby may be deemed to be underwriters under the 1933 Act, and any profit on the sale of such securities by them, and discounts, concessions or commissions received by any such broker-dealers, may be deemed to be underwriting discounts and commission under the 1933 Act.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

      Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.


                                     EXPERTS

      The financial statements included in the Company's 1996 Annual Report to Shareholders, which is incorporated by reference in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996, incorporated by reference in the Registration Statement, have been audited by Price
Waterhouse LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                  LEGAL MATTERS

      Certain legal matters relating to the Shares will be passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1000 Kearns Building, 136 South Main Street, Salt Lake City, Utah 84101-1685.


                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on October 25, 1996.

                                       MITY-LITE, INC.
                                        (Registrant)


                                       By:      /s/ Gregory L. Wilson
                                             Gregory L. Wilson
                                             Its:  President

      The 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the Trustees have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on October 25, 1996.

                                       MITY-LITE, INC. EMPLOYEE RETIREMENT PLAN
                                                       (Plan)


                                       By:      /s/ Gregory L. Wilson
                                             Gregory L. Wilson
                                             Its:  Trustee


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint Gregory L. Wilson as attorney-in-fact in his name, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact may do by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                    TITLE                              DATE

* /s/ Gregory L. Wilson      Chairman of the Board,             October 25, 1996
Gregory L. Wilson            President, Treasurer and Director
                             (Principal Executive Officer)

* /s/ Bradley T. Nielson     Chief Financial Officer            October 25, 1996
Bradley T. Nielson           (Chief Financial and
                             Accounting Officer)

* /s/ Ralph E. Crump         Director                           October 25, 1996
Ralph E. Crump

* /s/ Pater Najar            Director                           October 25, 1996
Peter Najar

* /s/ C. Lewis Wilson        Director                           October 25, 1996
C. Lewis Wilson

* By:  /s/ Gregory L. Wilson
      Gregory L. Wilson
      Attorney-in-Fact



                                INDEX TO EXHIBITS

Exhibit No.    Description                                              Page No.

*  5.1         Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.          --
               (including consent)

* 10.1         Employee Retirement Plan                                   --

* 10.2         1990 Stock Option Plan                                     --

+23.1          Consent of Price Waterhouse LLP                            18

* 23.2         Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.          --
               included in Exhibit 5.1 above)

+24.1          Power of Attorney                                          20


------------------------

*    Previously filed

+  Filed herewith